Exhibit 77C:  Matters submitted to a vote of security holders

AFL-CIO Housing Investment Trust 2003 Participants Meeting

The 2003 Annual Meeting of Participants was held in Washington,
D.C., on Wednesday, May 28, 2003. The following matters were put to a vote of Participants at the meeting through the solicitation of proxies:

Richard Ravitch was reelected to chair the Board of Trustees by a vote of 1,875,454.4585 for, 215.1182 against, 6,581.8280 abstentions, and 1,058,271.9075 votes not cast.

The following Trustees were not up for election and their term of office continued after the date of the Annual Meeting:
Linda Chavez-Thompson, Frank Hanley (A), Frank Hurt, George
Latimer, Terence M. O Sullivan, Tony Stanley, Andrew L. Stern,
John J. Sweeney, Richard Trumka, and Patricia F.Wiegert.

Ernst & Young, LLP was ratified as the AFL-CIO Housing
Investment Trusts Independent Certified Public Accountants by a vote of 1,875,039.0752 for, 0.0000 against, 7,212.3295 abstentions, and 1,058,271.9075 votes not cast.

The following Trustees were reelected at the Annual Meeting:(B)

John J. Flynn: 1,875,669.5767 votes for, 0.0000 against, 6,581.8280 abstaining Jeremiah O Connor: 1,875,669.5767 votes for, 0.0000 against, 6,581.8280 abstaining Edward C. Sullivan: 1,808,060.4288 votes for, 67,609.1479 against, 6,581.8280 abstaining Marlyn J. Spear: 1,809,457.4337 votes for, 0.0000 against, 72,793.9710 abstaining

The following individual was elected as a Trustee, to a term expiring in 2006, at the Annual Meeting.(B)

Stephen Frank: 1,870,692.1980 votes for, 0.0000 against, 11,559.2067 abstaining


____________________________________________________
A Trustee Hanley resigned from the Board effective May 30, 2003.
B Votes Not Cast:1,058,271.9075